Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS WITHDRAWS EUROPEAN MARKETING APPLICATION

FOR RANOLAZINE

PALO ALTO, Calif., October 25, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the European Medicines Agency (EMEA) has indicated that additional clinical pharmacokinetic information would be needed prior to potential approval of ranolazine in Europe for the treatment of chronic angina. At this point in the process, the European centralized regulatory procedure does not provide a mechanism for obtaining and adding new information to a marketing authorization application (MAA). Accordingly, the company has withdrawn its MAA for ranolazine in Europe, and anticipates resubmitting it at a later date.

Based on dialogue to date with the EMEA, the company expects one or more additional clinical pharmacokinetic studies will be required prior to any approval, but does not expect that a large or lengthy clinical trial would be required. The company plans to continue working with the EMEA to further clarify the next steps to support the potential resubmission and approval of ranolazine in Europe and has not determined a target date for resubmission of an MAA.

In the United States, an amended new drug application (NDA) for ranolazine for the treatment of chronic angina in a restricted patient population is currently under review by the U.S. Food and Drug Administration (FDA). This amended NDA includes the results of the ERICA study, which was conducted under the FDA’s special protocol assessment (SPA) process.

The NDA amendment was submitted as a complete response to an October 2003 approvable letter, and the Prescription Drug User Fee Act date for FDA action on the NDA is January 27, 2006. The SPA agreement is an agreement between CV Therapeutics and the FDA and does not apply to European regulatory authorities.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, RanexaTM (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor, for the treatment of essential hypertension and reduction of the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; market acceptance of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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